Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

Arbitron Inc. Acquires Zokem, a Mobile Audience Measurement and Analytics Firm

Finnish research & technology company expands Arbitron technology portfolio and global footprint;
Discloses impact of acquisition on 2011 earnings;
Reiterates 2011 full-year guidance for revenue and earnings per share

Columbia, MD; July 28, 2011 – Arbitron Inc., (NYSE: ARB) announced today that it has acquired Zokem Oy, a Finland-based mobile audience measurement and analytics firm for a payment of approximately $11.7 million in cash at closing with possible additional incremental cash payments through 2014 of up to $12 million based on future financial performance.

Zokem provides custom and syndicated mobile research panels, plug-and-play mobile media measurement tools and software building blocks for mobile device tracking to the leading companies in the marketing research, wireless, Internet, media and marketing industries.

Through its proprietary and passive mobile application, Zokem customers can track and interpret consumer use of mobile devices and media. The technology also provides information on network performance and effectiveness of mobile ad campaigns. Zokem currently operates panels in 14 global markets and has relationships with a number of the largest mobile industry participants around the world.

Zokem will operate as Arbitron Mobile, which will be led by Dr. Hannu Verkasalo, Zokem founder and CEO, and will report to Sean Creamer, executive vice president, U.S. Media Services for Arbitron.

“To better position themselves in the global media marketplace, advertisers, content providers and mobile operators are more eager than ever to understand how consumers are using mobile devices,” said William T. Kerr, president and chief executive officer, Arbitron Inc. “The acquisition of Zokem enhances the mobile audience measurement capabilities we gained through our previous purchase of the IMMI technology assets and through the continuing development of our Portable People MeterTM technology. Zokem also provides Arbitron with valuable new resources for our growing cross-platform initiatives.”

“Arbitron’s expertise in survey methodology, its currency panels for media measurement and its established sales channels are a tremendous complement to Zokem’s mobile technology, mobile expertise and international footprint. We will be in a strong position to capitalize on these assets while continuing to work with our existing partners,” said Hannu Verkasalo, founder and chief executive officer, Zokem Oy. “We are already delivering unique and valuable insights to advertisers and media buyers around the world who want a better understanding of how consumers rely on their mobile devices and services. Arbitron Mobile is now better positioned to enhance and expand these insights. For Zokem’s management, employees, customers and investors, this acquisition is a welcome step forward.”

Impact of the acquisition on 2011 earning per share (diluted)

The Company expects that the acquisition of Zokem will reduce its 2011 earnings by $0.07 to $0.09 per share (diluted.) Transaction costs and transaction related amortization expenses are expected to account for $0.04 per share (diluted) of the estimated $0.07 to $0.09 earnings per share (diluted) impact.

2011 Guidance

Arbitron is reiterating its revenue and earnings per share guidance for 2011.

For the full year 2011, Arbitron continues to expect revenue to increase between six percent and eight percent compared to 2010 revenue of $395.4 million.

The Company continues to anticipate 2011 earnings per share (diluted) of between $1.90 and $2.05, an increase of 16 percent to 25 percent over earnings per share (diluted) of $1.64 for 2010.

About Zokem

Zokem is a market leader in next-generation mobile analytics, offering a 360° view of the mobile consumer through passive on-device measurements. With 10 years of experience in the field, Zokem has been growing due to rapid adoption of mobile devices such as smartphones and tablets with an accompanying shift of ad dollars to mobile advertising. Zokem conducts custom research projects for product development, consumer insights and benchmarking purposes and operates opt-in mobile research panels in 14 major markets globally. Zokem partners with the top firms in the field, including China Mobile and Nokia Siemens Networks, to interpret the world’s fast growing mass medium – mobile. Zokem has offices in Espoo, Finland as well as sales representatives in London, Paris, New York City and Singapore.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media–radio, television, cable and out-of-home; the mobile industry as well as advertising agencies and advertisers around the world. Arbitron’s businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia and Australia, and developing application software used for analyzing media audience and marketing information data.

The Company has developed the Portable People Meter ™ (PPMTM) and the PPM 360™, new technologies for media and marketing research.

Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.

Statements in this release that are not strictly historical, including the statements regarding expectations for 2011 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, our ability to successfully integrate acquired operations, diversions of management resources, expenses incurred in financing the acquisition, differing levels of management and internal control effectiveness at the acquired entity, other unanticipated problems and liabilities, changes in the market, potential downturns in economic conditions, foreign exchange fluctuations, competition, our ability to develop and successfully market new products and technologies, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and other international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2010 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.